Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

PDS Biotechnology Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00033	Rule 457(c) and Rule 457(h)	2,616,163(2)	$6.04(3)	$15,801,624.52(3)	$0.0000927	$1,464.81
Total Offering Amounts					$15,801,624.52		$1,464.81
Total Fee Offsets(4)							-
Net Fee Due							$1,464.81

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall cover any additional shares of common stock, $0.00033 par value per share (“Common Stock”) of the Registrant that become issuable under the Second Amended and Restated PDS Biotechnology Corporation 2014 Equity Incentive Plan, as amended (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Consists of shares of Common Stock under the 2014 Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq on March 28, 2022.

(4)	The Registrant does not have any fee offsets.